Report of Independent Registered Public Accounting Firm

To the Board of Directors of
Small Cap Value Fund, Inc.

We have examined management's assertion about Small Cap Value Fund, Inc.'s compliance with the requirements of subsections
(b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (the "Act") as of December 31, 2008 included in the accompanying Management Statement Regarding Compliance with
 Certain Provisions of the Investment Company Act of 1940. Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstance. Included among our procedures were the following tests performed as of December 31, 2008, and with respect to agreement of security purchases and sales, for the period from January 1, 2008 through December 31, 2008.

*	Confirmation of all securities held by Charles Schwab
& Co. in book entry form;

*	Reconciliation of all such securities to the books and
records of the Fund and Charles
Schwab & Co.;

*	Agreement of five security purchases and five security
sales since January 1, 2008 from
the books and records of the Fund to broker confirmations.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

In our opinion, management's assertion that Small Cap Value
Fund, Inc. was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment
Company Act of 1940 as of December 31, 2008 with respect to securities reflected in the investment account of the Company is fairly stated, in all material respects. This report is intended solely for the information and use of management of Small Cap Value Fund, Inc. and the Securities and
Exchange Commission and should not be used for any other purpose.

PMB Helin Donovan, LLP

Austin, TX
February 4, 2009